UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 17, 2006

NetIQ Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26757	77-0405505
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3553 North First Street, San Jose, CA 95134

(Address of Principal Executive Offices) (Zip Code)

(408) 856-3000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Registrant’s Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On February 17, 2006, NetIQ Corporation (the “Company”) entered into a sublease agreement (the “Sublease”) with Quantum Corporation (“Quantum”) to sublease office space in the building located at 1650 Technology Drive, San Jose, California. The Sublease covers approximately 24,722 square feet located on the 8th floor of the building (the “Premises”), and its effectiveness is subject to receipt of the written consent of the master lessor of the Premises. The Company intends to use the Premises as the Company’s corporate headquarters and to vacate its current corporate headquarters located at 3553 North First Street, San Jose, California.

The Sublease term (“Term”) commences on May 1, 2006 and ends on April 30, 2009, with an option to extend the Term at the then current market rent (as determined under the Sublease) for an additional period of two years. The initial Base Rent is $53,152.30 per month and will increase to $56,118.94 per month by the last year of the Term. The Company is also responsible for additional rent, consisting of the Company’s portion of increases in certain common area and pass-through expenses and real estate taxes.

The foregoing description of the Sublease is qualified in its entirety by reference to the provisions of the Sublease, a copy of which is filed herewith as exhibit 99.1.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

The following exhibit is filed herewith:

Exhibit Number	Description
99.1	Sublease dated February 17, 2006 between NetIQ Corporation, and Quantum Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetIQ Corporation

By:	/s/ Betsy E. Bayha
Betsy E. Bayha
Senior Vice President, General Counsel and Secretary

Date: February 22, 2006

Exhibit Index

99.1	Sublease dated February 17, 2006 between NetIQ Corporation, and Quantum Corporation.